UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2011

THRESHOLD PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Seaport Boulevard, Suite 500
Redwood City, California 94063
(Address of principal executive offices)(Zip Code)

(650) 474-8200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 25, 2011, Threshold Pharmaceuticals, Inc., a Delaware corporation (the “Company”), executed a sublease (the “Sublease”) with Exelixis, Inc., a Delaware corporation (the “Sublandlord”) for 28,180 square feet of laboratory space and office space located at 170 Harbor Way, South San Francisco, California (the “South San Francisco Premises”), which will serve as the Company’s new corporate headquarters.  The Sublandlord currently leases the South San Francisco Premises from HCP Life Science REIT (the “Master Landlord”).

Subject to the Master Landlord’s consent, the Sublease will begin on October 1, 2011 and terminate on April 30, 2017, unless terminated earlier under the terms of the Sublease.  The aggregate rent payments pursuant to the Sublease total approximately $3.4 million.  In addition, throughout the term of the Sublease, the Company is responsible for paying certain costs and expenses specified in the Sublease, including certain tenant improvements, operating expenses and taxes associated with the South San Francisco Premises. The Sublease includes covenants, indemnities, events of default, termination rights, security deposit and other provisions customary for lease transactions of this nature.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure set forth under “Item 1.01 Entry into a Material Definitive Agreement” is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THRESHOLD PHARMACEUTICALS, INC.

By:	/s/ JOEL A. FERNANDES
Joel A. Fernandes
Vice President, Finance and Controller

Date: July 27, 2011